                                                                       EXHIBIT 1

                      CONFIDENTIAL TERMS HAVE BEEN OMITTED
                    AND FILED SEPARATELY WITH THE COMMISSION





                            STOCK PURCHASE AGREEMENT

                                  by and among

                          MicroCarb Human Vaccines Inc.

                                 MicroCarb Inc.

                                       and

                SmithKline Beecham Biologicals Manufacturing s.a.






                                   May 6, 1996

                                TABLE OF CONTENTS

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ARTICLE  I         INTERPRETIVE PROVISIONS.................................     2

   Section 1.1     Definitions.............................................     2
   Section 1.2     Interpretive Rules......................................     7


ARTICLE II         GRANT OF LICENSES AND EXCHANGE FOR
                   THE PURCHASED STOCK.....................................     8

   Section 2.1     Grant of SKB Transitory License.........................     8
   Section 2.2     Purchase Price..........................................     8
   Section 2.3     Payment of the Purchase Price...........................     8
   Section 2.4     Assignment of SKB Transitory License;
                   Issuance of SKB Purchased Stock.........................     8
   Section 2.5     Grant of MicroCarb-Vaccines License;
                   Issuance of MicroCarb Purchased
                   Stock...................................................     8
   Section 2.6     Tax Matters.............................................     9


ARTICLE III        THE CLOSING.............................................     9

   Section 3.1     Closing.................................................     9
   Section 3.2     Deliveries by the Related Parties.......................     9
   Section 3.3     Deliveries by SKB.......................................    10
   Section 3.4     Deliveries by Vaccines..................................    11


ARTICLE IV         RELATED AGREEMENTS......................................    11

   Section 4.1     Exchange Option Agreement...............................    11
   Section 4.2     Warrant.................................................    11
   Section 4.3     Registration Rights Agreement...........................    11
   Section 4.4     SKB Transitory License .................................    12
   Section 4.5     MicroCarb-Vaccines License .............................    12
   Section 4.6     Amendment of Transitory License
                   Agreement and Restatement of
                   Rights and Obligations under
                   the MicroCarb-Vaccines
                   License Agreement ......................................    12
   Section 4.7     Research and Development, Research
                   Support and License Agreement...........................    12
   Section 4.8     Stockholders Agreement..................................    12


                                       ii
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
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ARTICLE V          REPRESENTATIONS AND WARRANTIES CONCERNING VACCINES......    13

   Section 5.1     Valid and Binding Agreements............................    13
   Section 5.2     Corporate Organization..................................    13
   Section 5.3     Capitalization..........................................    14
   Section 5.4     Subsidiaries and Affiliates.............................    14
   Section 5.5     No Violation, Etc.......................................    14
   Section 5.6     Consents and Approvals..................................    15
   Section 5.7     Broker's or Finder's Fees...............................    15


ARTICLE VI         REPRESENTATIONS AND WARRANTIES
                   OF MICROCARB............................................    15

   Section 6.1     Valid and Binding Agreements............................    15
   Section 6.2     Corporate Organization..................................    16
   Section 6.3     Capitalization..........................................    16
   Section 6.4     Subsidiaries and Affiliates.............................    17
   Section 6.5     No Violation, Etc.......................................    18
   Section 6.6     Consents and Approvals..................................    18
   Section 6.7     Contracts and Commitments...............................    18
   Section 6.8     Intellectual Property...................................    19
   Section 6.9     Disclosure..............................................    21
   Section 6.10    Environmental Matters...................................    21
   Section 6.11    Broker's or Finder's Fees...............................    22
   Section 6.12    Adequacy and Sufficiency of Assets......................    22
   Section 6.13    Commission Documents....................................    22
   Section 6.14    Authorization of Reserved Shares........................    22
   Section 6.15    Litigation..............................................    22
   Section 6.16    Insurance...............................................    23
   Section 6.17    Employees...............................................    23


ARTICLE VII        REPRESENTATIONS AND WARRANTIES OF
                   SKB.....................................................    23

   Section 7.1     Organization, Standing and Power........................    23
   Section 7.2     Valid and Binding Agreements............................    23
   Section 7.3     No Violation............................................    23
   Section 7.4     Consents and Approvals..................................    24
   Section 7.5     Broker's or Finder's Fees...............................    24


                                       iii
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
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ARTICLE VIII       COVENANTS...............................................    24

   Section 8.1     Compliance with Law.....................................    24
   Section 8.2     Operation of Business Prior to
                   Closing.................................................    25
   Section 8.3     Access..................................................    25
   Section 8.4     Broker's or Finder's Fees...............................    25

ARTICLE IX         CONDITIONS PRECEDENT TO OBLIGATIONS
                   OF SKB..................................................    25

   Section 9.1     Representations and Warranties..........................    25
   Section 9.2     Covenants, Agreements and Conditions....................    26
   Section 9.3     Corporate Proceedings; Consents
                   and Approvals...........................................    26
   Section 9.4     Proceedings.............................................    26
   Section 9.5     Deliveries..............................................    26
   Section 9.6     Opinion.................................................    26
   Section 9.7     Insurance ..............................................    26

ARTICLE X          CONDITIONS PRECEDENT TO OBLIGATIONS
                   OF THE RELATED PARTIES..................................    27

   Section 10.1    Representations and Warranties..........................    27
   Section 10.2    Covenants, Agreements and Conditions....................    27
   Section 10.3    Proceedings.............................................    27
   Section 10.4    Corporate Proceedings; Consents and
                   Approvals...............................................    27
   Section 10.5    Deliveries..............................................    28

ARTICLE XI         POST CLOSING MATTERS AND COVENANTS......................    28

   Section 11.1    Indemnification.........................................    28
   Section 11.2    Purchase of Additional Shares...........................    30
   Section 11.3    Restrictions on the Transfer of
                   Vaccines Common Stock...................................    31
   Section 11.4    Preemptive Rights.......................................    32
   Section 11.5    Further Assurances......................................    32
   Section 11.6    Sale and Leaseback Agreement............................    32
   Section 11.7    Insurance...............................................    33
   Section 11.8    Standstill Obligations..................................    33
   Section 11.9    Transfer by SKB of Common Stock.........................    35
   Section 11.10   Non-Solicitation of Employees...........................    36
   Section 11.11   Use of the Purchase Price, First Purchase
                   Option Consideration and Second Purchase
                   Option Consideration....................................    36


                                       iv
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ARTICLE XII        MISCELLANEOUS...........................................    36

   Section 12.1    Survival of Representations, Warranties and  Agreements.    36
   Section 12.2    Concerning the Purchase Price ..........................    37
   Section 12.3    Notices.................................................    37
   Section 12.4    Governing Law...........................................    38
   Section 12.5    Modification; Wavier....................................    38
   Section 12.6    Entire Agreement........................................    39
   Section 12.7    Assignment; Successors and Assigns......................    39
   Section 12.8    Public Announcements....................................    39
   Section 12.9    Expenses................................................    39
   Section 12.10   Severability............................................    39
   Section 12.11   No Third Party Beneficiary..............................    39
   Section 12.12   Arbitration.............................................    39
   Section 12.13   Specific Performance....................................    40
   Section 12.14   Execution in Counterpart................................    41

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") dated May 6, 1996 and effective as of March 1, 1996 (the "Effective Date"), by and among SmithKline Beecham Biologicals Manufacturing s.a., a Belgian company ("SKB"), MicroCarb Human Vaccines Inc., a Delaware corporation ("Vaccines") and MicroCarb Inc., a Delaware corporation ("MicroCarb," together with Vaccines shall be referred to herein as the "Related Parties").

                                    RECITALS

         WHEREAS, SKB and its Affiliates are engaged in the business of marketing human vaccines.

         WHEREAS, MicroCarb is the holder of certain Intellectual Property relating to its research and development of human vaccines products, including certain third-party licenses related to such Intellectual Property.

         WHEREAS, SKB and MicroCarb desire to enter into a business relationship with each other for the research, development, marketing and licensing of the Intellectual Property (as defined below) for certain human vaccines products in accordance with this Agreement and the agreements contemplated by this Agreement.

         WHEREAS, on the date hereof, MicroCarb and SKB will enter into a license agreement (the "SKB Transitory License"), pursuant to which MicroCarb, among other things, grants SKB a royalty-free (subject to the HSC Licenses, as hereinafter defined), irrevocable, perpetual and exclusive right and license in the Intellectual Property in the Field in a territory which consists of the United Kingdom, Belgium, France, Germany, Italy and Spain, with the right to grant sublicenses, in consideration for the payment by SKB to MicroCarb of a total of Three Million Dollars ($3,000,000).

         WHEREAS, on the date hereof, MicroCarb and Vaccines will enter into a license agreement (the "MicroCarb-Vaccines License"), pursuant to which MicroCarb, among other things, grants Vaccines a royalty-free, irrevocable, perpetual and exclusive right and license in the Intellectual Property in the Field in a territory which consists of the entire world other than the United Kingdom, Belgium, France, Germany, Italy and

Spain, with the right to grant sublicenses in exchange for Seven Hundred and Thirty-Seven and One-Half (737.5) shares (the "MicroCarb Purchased Stock") of common stock, par value $.01 per share of Vaccines (the "Vaccines Common Stock").

         WHEREAS, on the date hereof, SKB, Vaccines and MicroCarb will execute an assignment of transitory license agreement and restatement of rights and obligations under the MicroCarb- Vaccines License pursuant to which (i) SKB will agree to assign to Vaccines all of its rights, responsibilities and obligations of the SKB Transitory License in exchange for Two Hundred and Sixty-Two and One-Half (262.5) shares (the "SKB Purchased Stock") of Vaccines Common Stock,
(ii) MicroCarb and Vaccines will agree to consolidate and clarify their respective rights under the MicroCarb-Vaccines License to reflect that the territory covered thereunder shall include every country in the world, and (iii) MicroCarb and Vaccines will agree to irrevocably release, hold harmless and indemnify SKB from any claims arising out of the SKB Transitory License.

         WHEREAS, on the date hereof, MicroCarb, Vaccines and SmithKline Beecham Corporation, a Pennsylvania corporation and affiliate of SKB ("SmithKline") will enter into a Research and Development, Research Support and License Agreement, pursuant to which (i) Vaccines grants SmithKline an exclusive license with respect to the Intellectual Property in the SBB Field for certain human vaccines products, (ii) SmithKline agrees to make certain research and development payments to MicroCarb, (iii) MicroCarb agrees to provide certain research support services to SmithKline, and (iv) following the satisfaction of certain conditions precedent, SmithKline agrees to make certain milestone and royalty payments to Vaccines.

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants which are to be made and performed by the respective parties, it is hereby agreed as follows:

                       ARTICLE I--INTERPRETIVE PROVISIONS

Section 1.1   Definitions.

         The following terms when used in this Agreement have the meanings set forth below:

         (a) "13D Group" means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Common Stock (or any other class of the Equity Securities) which would be required under the Exchange Act to file a statement on Schedule 13D with the Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned sufficient securities to require such a filing under the Exchange Act.

         (b) "Affiliate" of another Person means (i) a Person which directly or indirectly owns, is owned by or is under common ownership with another Person to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any Person actually controlled by, controlling or under common control with another Person.

         (c) "Assignment and Restatement Agreement" has the meaning set forth in Section 4.6.

         (d) "Business" means all research, development and other activities to be conducted by MicroCarb and/or Vaccines pursuant to the Research and Development, Research Support and License Agreement.

         (e)  "Bylaws" means the bylaws of Vaccines, and any amendments thereto.

         (f) "Certificate of Incorporation" means the certificate of incorporation of Vaccines, and any amendments thereto, filed with the Secretary of State of the State of Delaware.

         (g)  "Closing" and "Closing Date" have the meanings set forth in
Section 3.1.

         (h) "Commission" means the United States Securities and Exchange Commission.

         (i)  "Commission Documents" has the meaning set forth in Section 6.13.

         (j) "Common Stock" means the common stock of MicroCarb, $0.01 par value per share.

         (k) "Deposit" means the Five Hundred Thousand Dollars ($500,000) heretofore paid by SKB to MicroCarb on account of the SKB Transitory License.

         (l)  "Environmental Laws" has the meaning set forth in Section 6.10.

         (m) "Equity Securities" shall mean the Common Stock and the Preferred Stock, par value $.01 per share, of MicroCarb.

         (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Commission.

         (o)  "Exchange Option Agreement" has the meaning set forth in Section
4.1.

         (p) "Field" means any and all prophylactic and/or therapeutic vaccines for use in humans, but excluding development of commercial products for use in passive immunization.

         (q)  "First Purchase Option" has the meaning set forth in Section 11.2.

         (r)  "First Purchase Option Shares" has the meaning set forth in
Section 11.2.

         (s)  "GalaGen" means GalaGen, Inc., a Delaware corporation.

         (t) "GalaGen License" means that certain Technology License Agreement, dated as of October 26, 1992, by and between GalaGen and MicroCarb.

         (u) "HSC Licenses" shall mean the license agreements set forth on Appendix B to the MicroCarb-Vaccines License.

         (v)  "Intellectual Property" means all Patents and Technology.

         (w)  "Issuance Notice" has the meaning set forth in Section 11.4.

         (x) "MicroCarb Purchased Stock" has the meaning set forth in the fifth WHEREAS clause.

         (y) "MicroCarb-Vaccines License" has the meaning set forth in the fifth WHEREAS clause.

         (z)  "Offering Price" has the meaning set forth in Section 11.9.

         (aa) "Pasteur" means Pasteur Merieux Serums et Vaccins S.A.

         (ab) "Pasteur License" means that certain License Agreement, dated December 1, 1994, by and between MicroCarb and Pasteur Merieux Serums et Vaccins S.A.

         (ac) "Patents" means all patents and patent applications owned and/or controlled and/or used by MicroCarb and/or Vaccines (pursuant to license agreement or otherwise) in or applicable to the Field at the commencement of or during the term of the Research and Development, Research Support and License Agreement, including any continuations, continuations-in-part, divisions, patents of addition, reissues, renewals or extensions (other than SPC) thereof.

         (ad) "Person" means and includes an individual, a partnership, a joint venture, a corporation or trust, an unincorporated organization, a group or a government or other department or agency thereof.

         (ae) "Product" means products in the SBB Field which embody or utilize any Intellectual Property.

         (af) "Purchase Price" has the meaning set forth in Section 2.2.

         (ag) "Purchase Option" has the meaning set forth in Section 11.2.

         (ah) "Purchase Option Closing Certificate" has the meaning set forth in
Section 11.2.

         (ai) "Purchase Option Closing Date" has the meaning set forth in
Section 11.2.

         (aj) "Purchase Option Notice" has the meaning set forth in Section
11.2.

         (ak) "Purchase Option Shares" has the meaning set forth in Section
11.2.

         (al) "Purchased Stock" means the MicroCarb Purchased Stock and the SKB Purchased Stock.

         (am) "Registration Rights Agreement" has the meaning set forth in
Section 4.3.

         (an) "Related Agreements" means the Warrant, the Exchange Option Agreement, the Registration Rights Agreement, the Stockholders Agreement, the MicroCarb-Vaccines License, the SKB Transitory License, the Assignment and Restatement Agreement and the Research and Development, Research Support and License Agreement.

         (ao) "Related Parties" means MicroCarb and Vaccines.

         (ap) "Research and Development, Research Support and License Agreement" has the meaning set forth in Section 4.7.

         (aq) "Reserved Shares" has the meaning set forth in Section 6.14.

         (ar) "SBB Field" means any and all prophylactic and/or therapeutic human infectious diseases vaccines, but excluding development of commercial products for use in passive immunization.

         (as) "SKB Purchased Stock" has the meaning set forth in the sixth WHEREAS clause.

         (at) "SKB Transitory License" has the meaning set forth in the fourth WHEREAS clause.

         (au) "SPC" means all Supplementary Protection Certificates for medicinal products and their equivalents provided under the Council Regulation
(EEC) N(0) 1768/92 of June 18, 1992.

         (av) "Second Purchase Option" has the meaning set forth in Section
11.2.

         (aw) "Second Purchase Option Expiration Date" has the meaning set forth in Section 11.2.

         (ax) "Second Purchase Option Shares" has the meaning set forth in
Section 11.2.

         (ay) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission.

         (az) "Stockholders Agreement" means the Stockholders Agreement entered into by MicroCarb and SKB on April 30, 1996.

         (ba) "Technology" means any and all culture media, cell lines, assay systems, DNA fragments, genes, constructs, plasmids, vectors, development strains, expression systems, clones, colonies, promoters, epitopes, microorganisms, and any other biological materials and deposits thereof (such as, for example, deposits made with the American Type Culture Collection or the European Type Culture Collection under the Budapest Treaty), any and all copyrights, copyright registrations and applications for copyright registrations, any and all inventions, any and all trade secrets, present or future data, technical information, know-how, and confidential or proprietary information (including without limitation all chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other similar information) and/or improvements to any of the foregoing, in or applicable to the Field which are or become owned or used by MicroCarb and/or Vaccines (pursuant to license agreement or otherwise) at the commencement of or during the term of the Research and Development, Research Support and License Agreement.

         (bb) "Threshold Percentage" has the meaning set forth in Section 11.7.

         (bc) "Transfer Notice" has the meaning set forth in Section 11.9.

         (bd) "Transfer Stock" has the meaning set forth in Section 11.9.

         (be) "Vaccines Common Stock" has the meaning set forth in the fifth WHEREAS clause.

         (bf) "Warrant" has the meaning set forth in Section 4.2.

Section 1.2 Interpretive Rules. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:
(a) defined terms include the plural as well as the singular and the use of any gender shall be deemed to include the other gender; (b) references to "Articles," "Sections" and other subdivisions and to "Schedules" and "Exhibits" without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules and Exhibits to, this Agreement; (c) the use of the term "including" means "including but not limited to"; and (d) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision.

         ARTICLE II--GRANT OF LICENSES AND EXCHANGE OF LICENSES FOR THE
                                PURCHASED STOCK

Section 2.1 Grant of SKB Transitory License. Upon the terms and subject to all of the conditions set forth herein, on the Closing Date, MicroCarb agrees to, among other things, grant to SKB the SKB Transitory License.

Section 2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by SKB to MicroCarb for the SKB Transitory License and the other rights and benefits conferred hereunder shall be Three Million Dollars ($3,000,000).

Section 2.3 Payment of the Purchase Price. On the Closing Date, SKB shall, by wire transfer or bank check of immediately available funds, pay to MicroCarb the Purchase Price minus the Deposit.

Section 2.4 Assignment of SKB Transitory License; Issuance of SKB Purchased Stock. Upon the terms and subject to all of the conditions set forth herein, on the Closing Date, SKB agrees to assign all of its right, title and interest in the SKB Transitory License to Vaccines. In consideration for such assignment, Vaccines agrees to issue to SKB the SKB Purchased Stock, free and clear of all liens, pledges, security interests, claims, restrictions, options, rights of first refusal, charges or encumbrances whatsoever.

Section 2.5 Grant of MicroCarb-Vaccines License; Issuance of MicroCarb Purchased Stock. Upon the terms and subject to all of the conditions set forth herein, on the Closing Date, MicroCarb agrees to, among other things, grant to Vaccines the MicroCarb-Vaccines License. In consideration for such grant, Vaccines agrees to issue to MicroCarb the MicroCarb Purchased Stock, free and clear of all liens, pledges, security interests, claims, restrictions, options, rights of first refusal, charges or encumbrances whatsoever.

Section 2.6 Tax Matters. MicroCarb, SKB and Vaccines acknowledge and intend that
(i) the assignment of the SKB Transitory License by SKB to Vaccines and (ii) the grant by MicroCarb to Vaccines of the MicroCarb-Vaccines License are transfers of "property" within the meaning of Section 351 of the United States Internal Revenue Code of 1986, as amended (the "Code"). The parties further acknowledge and intend that MicroCarb and SKB are members of a control group for purposes of
Section 351 of the Code and solely for that purpose, and that the assignment and grant noted in the immediately preceding sentence are intended to qualify for non-recognition treatment under that section. The parties acknowledge and intend that SKB's basis for federal income tax and other purposes in the SKB Purchased Stock is Three Million Dollars ($3,000,000).

                            ARTICLE III - THE CLOSING

Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m., Washington, D.C. time, on May 6, 1996, or on such other date as may be agreed upon by the parties hereto, and deemed to have occurred and shall be effective as of the close of business on such date (the "Closing Date") at the law offices of Dickstein, Shapiro & Morin, L.L.P., 2101 L Street, N.W., Washington, D.C., or at such other place as may be agreed upon by the parties hereto.

Section 3.2 Deliveries by the Related Parties. At the Closing, the Related Parties shall deliver the following items to SKB:

         (a) The SKB Transitory License referred to in Section 4.4, duly executed by MicroCarb;

         (b) The MicroCarb-Vaccines License referred to in Section 4.5, duly executed by each of the Related Parties;

         (c) Certificates and telegrams from appropriate authorities, dated as of the Closing Date, as to the good standing of, qualification to do business of, and payment of taxes by each of the Related Parties in their respective jurisdictions where they are so incorporated and qualified;

         (d) The opinion of MicroCarb's counsel referred to in Section 9.6;

         (e) The certificates referred to in Sections 9.1, 9.2 and 9.7;

         (f) The Exchange Option Agreement referred to in Section 4.1, duly executed by each of the Related Parties;

         (g) The Warrant referred to in Section 4.2, duly executed by MicroCarb;

         (h) The Registration Rights Agreement referred to in Section 4.3, duly executed by MicroCarb;

         (i) The Stockholders Agreement referred to in Section 4.8, duly executed by MicroCarb;

         (j) The Research and Development, Research Support and License Agreement referred to in Section 4.7, duly executed by each of the Related Parties;

         (k) The Assignment and Restatement Agreement referred to in Section 4.6, duly executed by each of the Related Parties; and

         (l) All other previously undelivered items required to be delivered by the Related Parties to SKB at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by SKB.

Section 3.3 Deliveries by SKB. At the Closing, SKB shall deliver the following items to MicroCarb or, if applicable, Vaccines:

         (a) The payment as required under Section 2.3;

         (b) The Assignment and Restatement Agreement referred to in Section 4.6, duly executed by SKB;

         (c) The Exchange Option Agreement referred to in Section 4.1, duly executed by SKB;

         (d) The Registration Rights Agreement referred to in Section 4.3, duly executed by SKB;

         (e) The Stockholders Agreement referred to in Section 4.8, duly executed by SKB;

         (f) The Research and Development, Research Support and License Agreement referred to in Section 4.7, duly executed by SmithKline;

         (g) The certificates referred to in Sections 10.1 and 10.2; and

         (h) All other previously undelivered items required to be delivered by SKB at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith unless waived in writing by MicroCarb.

Section 3.4 Deliveries by Vaccines. At the Closing, Vaccines shall deliver the following items:

         (a) to SKB, a stock certificate evidencing the SKB Purchased Stock; and

         (b) to MicroCarb, a stock certificate evidencing the MicroCarb Purchased Stock.

                         ARTICLE IV--RELATED AGREEMENTS

Section 4.1 Exchange Option Agreement. At the Closing, MicroCarb, Vaccines and SKB shall enter into the exchange option agreement, in the form attached hereto as Exhibit 4.1 (the "Exchange Option Agreement"), pursuant to which SKB will have the irrevocable option, exercisable in whole or, as specified in the Exchange Option Agreement, in part at any time during a seven year and six month period commencing on the Effective Date, to exchange up to a total of Three Hundred and Fifty (350) shares of Vaccines Common Stock for a total of 4,793,685 shares of Common Stock.

Section 4.2 Warrant. At the Closing, MicroCarb shall deliver to SKB one warrant, in the form attached hereto as Exhibit 4.2 (the "Warrant"), pursuant to which SKB will have a warrant to purchase certain shares of Common Stock, exercisable at the price per share and subject to the terms specified in the Warrant.

Section 4.3 Registration Rights Agreement. At the Closing, SKB and MicroCarb shall enter into a registration rights agreement, in the form attached hereto as
Exhibit 4.3 (the "Registration Rights Agreement"), pursuant to which the holder or holders of shares of Common Stock issued upon exercise of the Exchange Option Agreement and the Warrant will have certain demand and piggyback registration rights and other rights pertaining thereto.

Section 4.4 SKB Transitory License. At the Closing, MicroCarb and SKB shall enter into the SKB Transitory License in the form attached hereto as Exhibit 4.4.

Section 4.5 MicroCarb-Vaccines License. At the Closing, MicroCarb and Vaccines shall enter into the MicroCarb-Vaccines License in the form attached hereto as
Exhibit 4.5 (the "MicroCarb-Vaccines License").

Section 4.6 Assignment of Transitory License Agreement and Restatement of Rights and Obligations under the MicroCarb-Vaccines License Agreement. At the Closing, SKB, Vaccines and MicroCarb shall execute an assignment of transitory license agreement and restatement of rights and obligations under the MicroCarb-Vaccines License (the "Assignment and Restatement Agreement") pursuant to which (i) SKB shall assign to Vaccines all of its rights, responsibilities and obligations of the SKB Transitory License in exchange for the SKB Purchased Stock, (ii) MicroCarb and Vaccines shall consolidate and clarify their respective rights under the MicroCarb-Vaccines License to reflect that the territory covered thereunder will include every country in the world, and (iii) MicroCarb and Vaccines will irrevocably release, hold harmless and indemnify SKB from any claims relating to the SKB Transitory License.

Section 4.7 Research and Development, Research Support and License Agreement. At the Closing, Vaccines, SmithKline and MicroCarb shall enter into a research and development, research support and license agreement, in the form attached hereto as Exhibit 4.7 (the "Research and Development, Research Support and License Agreement"), pursuant to which (i) Vaccines grants SmithKline an exclusive license with respect to the Intellectual Property in the SBB Field,
(ii) SmithKline agrees to make certain research and development payments to MicroCarb, (iii) MicroCarb will provide certain research support services to SmithKline, and (iv) following the satisfaction of certain conditions precedent, SmithKline shall make certain royalty and milestone payments to Vaccines.

Section 4.8 Stockholders Agreement. At the Closing, MicroCarb and SKB shall execute a stockholders agreement, in the form attached hereto as Exhibit 4.8 (the "Stockholders Agreement"), which will set forth the relative rights and obligations of SKB and MicroCarb as stockholders of Vaccines.

                    ARTICLE V--REPRESENTATIONS AND WARRANTIES
                               CONCERNING VACCINES

         MicroCarb, on its behalf, represents and warrants to SKB, and SKB in agreeing to consummate the transactions contemplated by this Agreement and the Related Agreements has relied upon such representations and warranties, that:

Section 5.1 Valid and Binding Agreements. Vaccines has all requisite corporate power and authority and has taken all necessary corporate action to enter into this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which Vaccines is a party have been duly and validly executed and delivered by Vaccines, and constitute valid and binding agreements of Vaccines, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or similar laws relating to creditors' rights generally.

Section 5.2  Corporate Organization.

         (a) Vaccines is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business.

         (b) Vaccines is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in Maryland. Vaccines is not qualified to conduct business in any other jurisdictions.

         (c) The copies of the Certificate of Incorporation, and all amendments thereto, of Vaccines as certified by the appropriate authorities of Delaware, and the Bylaws, as amended to date, of Vaccines, as certified by its Secretary, which have heretofore been delivered to SKB, are true, complete and correct copies of the Certificate of Incorporation and the Bylaws of Vaccines, as amended and in effect on the date hereof, and will be true, complete and correct as of the Closing Date.

Section 5.3  Capitalization.

         (a) The authorized capital stock of Vaccines consists solely of one thousand (1,000) shares of Vaccines Common Stock, of which no shares of Vaccines Common Stock are issued and outstanding. The Purchased Stock is duly authorized, and when issued, sold and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under the Stockholders Agreement and under applicable state and federal securities laws. None of the Purchased Stock was issued in violation of the preemptive rights of any Person.

         (b) Except as set forth in Section 5.3(a), the MicroCarb Purchased Stock to be issued to MicroCarb pursuant to the transactions contemplated by this Agreement and the grant by MicroCarb to SKB of the Purchase Options, (i) there are no shares of Vaccines Common Stock outstanding, (ii) there are no outstanding subscriptions, options, warrants or rights to purchase or acquire any shares of Vaccines Common Stock, (iii) no shares of Vaccines Common Stock are reserved for issuance for any purpose, and (iv) there are no contracts, commitments, agreements, understandings, arrangements or restrictions, whether written or oral, to which Vaccines is a party or by which Vaccines is bound relating to any shares of Vaccines Common Stock, whether or not outstanding.

Section 5.4 Subsidiaries and Affiliates. Vaccines owns no capital stock of any other Person or has any other type of interest (whether ownership or other) in any Person. Vaccines is not subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person.

Section 5.5 No Violation, Etc. Neither the execution and delivery of this Agreement or the Related Agreements to which Vaccines is a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by Vaccines, with any of the provisions hereof or thereof will (i) violate or conflict with any provisions of the Certificate of Incorporation or Bylaws, (ii) violate or conflict with any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to it, or (iii) violate, or conflict with, or result in a breach in any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the properties or assets of Vaccines under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of which Vaccines is a party or by which it or any of its assets are bound.

Section 5.6 Consents and Approvals. No permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental authority is necessary in connection with the execution and delivery by Vaccines of this Agreement or the Related Agreements or the consummation by Vaccines of the transactions contemplated hereby or thereby and no consent of any third party is required to consummate any of the transactions contemplated hereby or thereby.

Section 5.7 Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf of the Related Parties or under the authority of the Related Parties is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

                           ARTICLE VI--REPRESENTATIONS
                           AND WARRANTIES OF MICROCARB

         MicroCarb represents and warrants to SKB, and SKB in agreeing to consummate the transactions contemplated by this Agreement and the Related Agreements has relied upon such representations and warranties, that:

Section 6.1 Valid and Binding Agreements. MicroCarb has all requisite corporate power and authority and has taken all necessary corporate action to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly and validly executed and delivered by MicroCarb, and constitute valid and binding agreements of MicroCarb, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or similar laws relating to creditors' rights generally.

Section 6.2  Corporate Organization.

         (a) MicroCarb is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as currently conducted and to own the properties and assets it now owns.

         (b) MicroCarb is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in Maryland. The nature of MicroCarb's business does not require it to be qualified to conduct business in any other jurisdictions.

         (c) The copies of the articles of incorporation, and all amendments thereto, of MicroCarb as certified by the appropriate authorities of Delaware, and the by-laws, as amended to date, of MicroCarb, as certified by its Secretary, which have heretofore been delivered to SKB, are true, complete and correct copies of the articles of incorporation and by-laws of MicroCarb, as amended and in effect on the date hereof, and will be true, complete and correct as of the Closing Date.

         (d) The minute books and records of MicroCarb, copies of which have been delivered to SKB prior to the date hereof, are the original minute books and records of MicroCarb; contain all proceedings of the shareholders, the board of directors and any committees thereof with respect to MicroCarb and any of its shareholders; and are true, correct and complete in all material respects; and there have been no changes, alterations or additions thereto which have not been furnished to SKB prior to the date hereof.

Section 6.3 Capitalization.

         (a) The authorized capital stock of MicroCarb consists solely of 65,000,000 shares of the Common Stock, of which 12,326,619 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $.01 per share, of which none are issued or outstanding. The issued and outstanding shares of the Common Stock are duly authorized, validly issued, fully paid and nonassessable, and none of the issued and outstanding shares of the Common Stock were issued in violation of the preemptive rights of any Person.

         (b) Except as set forth in Section 6.3(a) and on Schedule 6.3, (i) there are no shares of capital stock or other

Equity Securities of MicroCarb outstanding, (ii) there are no outstanding subscriptions, options, warrants or rights to purchase or acquire any Equity Securities of MicroCarb, (iii) no Equity Securities of MicroCarb are reserved for issuance for any purpose, and (iv) there are no contracts, commitments, agreements, understandings, arrangements or restrictions, whether written or oral, to which MicroCarb is a party or by which MicroCarb is bound relating to any shares of the capital stock or other Equity Securities of MicroCarb, whether or not outstanding. Exhibits A-1 and A-2 to the Warrant are true and correct in all respects and accurately identify each outstanding option and warrant to purchase shares of Common Stock for a price which does not exceed one dollar ($1.00) per share, except for escrowed options representing a total of 20,003 shares of Common Stock; provided, however, that the identities of the holders of MicroCarb Class B Warrants set forth on Exhibit A-2 are true and correct in all material respects. Each outstanding option issued by MicroCarb to purchase units, consisting of shares of Common Stock and warrants exercisable for shares of Common Stock (the "Unit Purchase Options") contains the same terms and conditions (except for the number of units exercisable thereunder) as set forth
(i) in the case of Unit Purchase Options issued by MicroCarb in connection with the October 1993 initial public offering of shares of Common Stock, that certain Unit Purchase Option, dated October 25, 1993, granted to D.H. Blair Investment Banking Corp. ("Blair"), or (ii) in the case of Unit Purchase Options issued by MicroCarb in connection with the April 1995 private placement of shares of Common Stock, that certain Unit Purchase Option, dated April 18, 1995, granted to Blair. Each outstanding warrant issued by MicroCarb which is exercisable for shares of Common Stock bears the same terms and conditions set forth on the form of warrant certificate attached to (i) in the case of warrants issued by MicroCarb in connection with the October 1993 initial public offering of shares of Common Stock, that certain Warrant Agreement, dated December 17, 1992, by and among MicroCarb, American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent") and Blair, or (ii) in the case of warrants issued by MicroCarb in connection with the April 1995 private placement of shares of Common Stock, that certain Warrant Agreement, dated April 18, 1995 and effective as of March 24, 1994, by and among MicroCarb, the Warrant Agent and Blair.

Section 6.4 Subsidiaries and Affiliates. MicroCarb owns no capital stock of any other Person or has any other type of interest (whether ownership or other) in any other Person.

MicroCarb is not subject to any obligation or requirement to provide funds for, or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person.

Section 6.5 No Violation, Etc. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the transactions contemplated hereby or thereby nor compliance by MicroCarb, with any of the provisions hereof will (i) violate or conflict with any provisions of MicroCarb's articles of incorporation or by-laws, (ii) violate or conflict with any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to it, or (iii) violate, or conflict with, or result in a breach in any provision of, or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the Purchased Stock or any of the properties or assets of MicroCarb under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation of which MicroCarb is a party or by which it or any of its assets is bound.

Section 6.6 Consents and Approvals. No permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental authority is necessary in connection with the execution and delivery by MicroCarb of this Agreement or the Related Agreements or the consummation by MicroCarb of the transactions contemplated hereby or thereby and no consent of any third party is required to consummate any of the transactions contemplated hereby or thereby.

Section 6.7  Contracts and Commitments.

         (a) Schedule 6.7 contains a complete and accurate list and brief description of all contracts, agreements and commitments, whether oral or written, of MicroCarb that involve commitments in excess of $50,000 and have a term of six (6) months or more or that are not in the ordinary course of business.

         (b) The agreements set forth in Schedule 6.7 and in the Schedules under this Article VI are hereinafter referred to collectively as the "Material Agreements." None of the Material Agreements has been assigned or is the subject of any security agreement. Except as otherwise set forth in Schedule 6.7, (i) each of the Material Agreements is a valid and binding obligation of MicroCarb and, to MicroCarb's knowledge, of the other party or parties thereto, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws relating to creditors' rights generally; (ii) neither MicroCarb nor, to MicroCarb's knowledge, any other party thereto has terminated, canceled, modified or waived any term or condition of any Material Agreement; and (iii) neither MicroCarb nor, to MicroCarb's knowledge, any other party to any Material Agreement is in default under any Material Agreement and there exists no event, condition or occurrence that, after notice or lapse of time, or both, would constitute such a default either by MicroCarb or, to the knowledge of MicroCarb, by any party to any such Material Agreement. None of the Material Agreements contains any covenant or other restriction preventing or limiting the consummation of the transactions contemplated by this Agreement or the Related Agreements. MicroCarb has delivered to SKB a copy of each of the written Material Agreements and a description of the terms and conditions of any oral Material Agreements.

         (c) Each of MicroCarb's past and present directors, consultants and officers has executed a Confidentiality Agreement, and each of MicroCarb's past and present scientific employees has executed an Inventions Disclosure Agreement and a Non-Disclosure and Inventions Assignment Agreement, all in forms similar to those filed as Exhibits 10.5, 10.6 and 10.7 to that certain Registration Statement on Form SB-2 filed by MicroCarb with the Commission on September 28, 1995.

Section 6.8  Intellectual Property.

         (a) Schedule 6.8(a) contains a correct and complete list of: (i) all Patents, all copyright registrations and applications for copyright registrations, and all deposits of biological materials of the Intellectual Property and the jurisdictions in or by which such assets have been registered, filed or issued; and (ii) all contracts, agreements or understandings pursuant to which MicroCarb has authorized any Person to use any of the Intellectual Property. With the exception of U.S. Patent Application Serial No. [CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] and all corresponding foreign patents and patent applications corresponding hereto and all continuations and divisions thereof

(the "[CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] Application") which is co-owned by MicroCarb and the United States of America and certain march-in rights of the United States of America, Department of the Navy with respect to Campylobacter, and, with the exception of rights granted to Pasteur pursuant to the Pasteur License, MicroCarb owns, possesses and, as of the Closing Date, will own or possess, all right, title and interest in and to or will have license rights in the Intellectual Property. With the exception of the rights granted to Pasteur, the march-in rights of the United States of America, Department of the Navy, and the rights owned by the United States of America with respect to the [CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] Application, MicroCarb has the sole and exclusive right to use and license other Persons to use the Intellectual Property and none of the past or present employees, officers, directors or shareholders of MicroCarb, or any other Person, has any rights with respect thereto. The consummation of the transactions contemplated hereby will not alter or impair any rights to use and license others to use the Intellectual Property. MicroCarb has not received any notice or claim of infringement or any claim challenging or questioning the validity or effectiveness of MicroCarb's rights in or to any of the items of Intellectual Property, and MicroCarb is aware of no valid basis for any such claim. Except as set forth on Schedule 6.8(b), MicroCarb is not liable, nor has it made any contract or arrangement whereby it may become liable, to any Person for any royalty or other compensation for use of any of the items of Intellectual Property.

         (b) When executed and delivered, the MicroCarb-Vaccines License together with the Assignment and Restatement Agreement will effectively license Vaccines with respect to all Intellectual Property and all other rights as shall be necessary for Vaccines to execute and deliver the Research and Development, Research Support and License Agreement and grant the license and other rights which are expressly granted to SmithKline in the Research and Development, Research Support and License Agreement. When executed and delivered, the Research and Development, Research Support and License Agreement will effectively grant the license and other rights which are expressly granted to SmithKline therein. When executed and delivered, with the exception of rights granted to Pasteur pursuant to the Pasteur License, the Research and Development, Research Support and License Agreement will effectively grant all rights to use the Intellectual Property in the SBB Field to SmithKline. Although no investigation has been conducted, except as expressly stated above, MicroCarb is not aware of any third party rights which would be in conflict with practice of the Intellectual Property as contemplated in the Research and Development, Research Support and License Agreement. The GalaGen License does not convey to GalaGen any rights or interests with respect to the Intellectual Property including any improvements within the SBB Field. Except for all rights to any product comprising or derived from that certain [CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] to which U.S. Patent Application Serial No. [CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] (and all continuations, divisionals and corresponding foreign applications) relates, throughout the world except Asia, the Pasteur License does not convey to Pasteur any rights or interests with respect to the Intellectual Property including improvements in the SBB Field.

         (c) MicroCarb has no knowledge of the existence of any pre-clinical or clinical data or information concerning the Products which suggests there may exist toxicity, safety and/or efficacy concerns which may impair the utility and/or safety of such Products.

Section 6.9 Disclosure. No representation or warranty made by or on behalf of MicroCarb contained in this Agreement or the Related Agreements, and no statement contained in the Schedules hereto or thereto or any certificate or other document furnished to SKB pursuant to the provisions hereof or thereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which such statements are made, not misleading.

Section 6.10 Environmental Matters. To the best of its knowledge, MicroCarb (a) is in compliance with any and all applicable federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("Environmental Laws"), (b) has received all permits, licenses or other approvals required of it under applicable Environmental Laws to conduct its business, (c) is in compliance with all terms and conditions of any such permit, license or approval, and (d), except for liabilities associated with the clean-up costs of Ramp Industries, Inc. located at Denver, Colorado, has no liabilities arising under any Environmental Laws (including, clean-up costs and potential liabilities to third parties).

Section 6.11 Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf of MicroCarb or under the authority of MicroCarb is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

Section 6.12 Adequacy and Sufficiency of Assets. The assets and properties owned or leased or services to be contracted by MicroCarb are adequate and sufficient for the conduct of its business and the carrying out of the Business by MicroCarb as contemplated by the Research and Development, Research Support and License Agreement.

Section 6.13 Commission Documents. MicroCarb has timely filed with the Commission all material filings (the "Commission Documents") required to be filed by it pursuant to the Exchange Act and the Securities Act, and the Commission Documents complied in all material respects with the Exchange Act and the Securities Act, and none of the Commission Documents contain any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

Section 6.14 Authorization of Reserved Shares. On the Closing Date, the issuance, sale and delivery by MicroCarb of the Common Stock issuable upon the exercise of the Exchange Option Agreement and the Warrant (the "Reserved Shares") have been duly authorized by all requisite corporate action of MicroCarb and have been duly reserved for issuance, and when so issued, sold, paid for and delivered in accordance with the terms of the Exchange Option Agreement or the Warrant, the Reserved Shares will be validly issued, fully paid and nonassessable, and not subject to any preemptive rights of stockholders of MicroCarb.

Section 6.15 Litigation. Except as set forth on Schedule 6.15, there are no (a) legal, administrative or arbitrable claims, actions, suits, proceedings, investigations or inquiries pending or threatened by or pending or, to the knowledge of MicroCarb, threatened against MicroCarb, and (b) judgments, decrees, arbitration awards, agreements or orders binding upon MicroCarb.

No material claims have been asserted against MicroCarb since its incorporation on September 15, 1992. Except as set forth on Schedule 6.15, MicroCarb is not aware and has no reason to be aware of any basis for any claim, action, suit, proceeding, investigation or inquiry.

Section 6.16 Insurance. Schedule 6.16 sets forth for each insurance policy of
MicroCarb: (i) the type of coverage provided by such policy, (ii) the maximum limits, both individual and aggregate, of the coverage of such policy, (iii) any applicable deductibles and (iv) the termination date. All of the insurance policies summarized in Schedule 6.16 are in full force and effect and MicroCarb has not received any notice of cancellation, non-renewal or material increase in premiums for any of the insurance policies set forth in Schedule 6.16.

Section 6.17 Employees. To the best of MicroCarb's knowledge, there are no former employees or consultants that are currently employed by or otherwise affiliated with any Persons engaged in businesses competitive with the business of MicroCarb.

               ARTICLE VII--REPRESENTATIONS AND WARRANTIES OF SKB

         SKB represents and warrants to the Related Parties, and the Related Parties in agreeing to consummate the transactions contemplated by this Agreement and the Related Agreements have relied upon such representations and warranties, that:

Section 7.1 Organization, Standing and Power. SKB is a corporation duly organized under the laws of Belgium and has the requisite corporate power and authority to carry on its business as now being conducted and to own the properties and assets it presently owns. SKB is an Affiliate of SmithKline.

Section 7.2 Valid and Binding Agreements. All necessary corporate action on the part of SKB has been taken to authorize the execution and delivery of this Agreement and the Related Agreements, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Related Agreements have been duly and validly executed and delivered by SKB and constitute valid and binding agreements of SKB, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors' rights generally.

Section 7.3 No Violation. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the transactions contemplated hereby or thereby nor compliance by SKB with any of the provisions hereof or thereof will (a) violate or conflict with the organizational documents of SKB, or (b) violate or conflict with any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SKB, or (c) violate or conflict with, or result in a breach of any of the provisions of, or constitute a default (or any event which, with or without due notice or lapse of time, or both, would constitute such a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon the stock or any of the properties or assets of SKB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument of which SKB is a party or by which it or any of its assets is bound.

Section 7.4 Consents and Approvals. No permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental authority is necessary in connection with the execution and delivery of this Agreement or the Related Agreements by SKB or the consummation by SKB of the transactions contemplated hereby or thereby and no consent of any third party is required to consummate any of the transactions contemplated hereby or thereby.

Section 7.5 Broker's or Finder's Fees. No agent, broker, investment banker, person or firm acting on behalf of SKB or under the authority of SKB is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with any of the transactions contemplated hereby.

                             ARTICLE VIII--COVENANTS

Section 8.1 Compliance with Law. The Related Parties will promptly comply in all material respects with all laws and regulations (including, without limitation, those relating to the protection of the environment) applicable to their respective businesses, properties and assets and all laws and regulations with which compliance is required by the Related Parties for the valid consummation of the transactions contemplated hereby and under any of the Related Agreements and will promptly notify SKB of any legal, administrative or other proceedings, investigations, inquiries, complaints, notices of violation or other asserted claims, judgments, injunctions or restrictions, pending, outstanding or, to the knowledge of either of the Related Parties, threatened or contemplated, which could affect any of the Related Parties' respective businesses, properties or assets.

Section 8.2 Operation of Business Prior to Closing. Prior to the Closing Date, and except as otherwise contemplated by this Agreement or with the specific prior written consent of SKB, MicroCarb covenants that it will conduct its business in the ordinary course and in a manner consistent with the conduct of its business in the immediately preceding calendar year.

Section 8.3 Access. At all times prior to the Closing Date, the Related Parties shall upon reasonable notice, provide SKB and its representatives with full access during regular business hours to, and will make available for inspection and review, all properties, personnel, books, records and accounts of the Related Parties in order that SKB may have full opportunity to make such investigation as it shall desire to make of the businesses of the Related Parties.

Section 8.4 Broker's or Finder's Fees. The Related Parties and SKB each agree to pay their respective broker's or finder's fees and commissions owed to any agent, broker, investment banker, Person or firm in connection with any of the transactions contemplated hereby.

                        ARTICLE IX--CONDITIONS PRECEDENT
                              TO OBLIGATIONS OF SKB

         All obligations of SKB that are to be discharged under this Agreement at the Closing are subject to the fulfillment, at Closing or effective as of the Closing Date, of each of the following conditions (unless expressly waived in writing by SKB at any time at or prior to the Closing) and the Related Parties shall use their respective best efforts to cause each of such conditions to be satisfied:

Section 9.1 Representations and Warranties. On the Closing Date, the representations and warranties concerning Vaccines and MicroCarb set forth in Articles V and VI, respectively, of this Agreement shall be true and correct in all material respects, both as of the effective date of this Agreement and as of the

Closing Date as though such representations and warranties had been made on and as of the Closing Date and SKB shall have received at the Closing a certificate, dated the Closing Date, signed by the President of MicroCarb to such effect.

Section 9.2 Covenants, Agreements and Conditions. MicroCarb and Vaccines shall have performed and complied with all covenants, agreements and conditions contained in this Agreement required to be performed by them on or prior to the Closing Date, and SKB shall have received at the Closing a certificate, dated the Closing Date, signed by the President of Vaccines and by the President of MicroCarb to such effect. In addition, in such certificate, MicroCarb and Vaccines shall each acknowledge the performance and compliance with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with by SKB between March 1, 1996 and the Closing and agree to be estopped from ever asserting any breach by SKB of the performance thereof or compliance therewith prior to the Closing Date.

Section 9.3 Corporate Proceedings; Consents and Approvals. All corporate and other proceedings to be taken and all consents to be obtained in connection with the transactions contemplated by this Agreement by the Related Parties and all documents incident thereto shall be reasonably satisfactory in form and substance to SKB and its counsel, Dickstein, Shapiro & Morin, L.L.P., each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

Section 9.4 Proceedings. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

Section 9.5 Deliveries. The Related Parties shall have delivered to SKB the items referred to in Sections 3.2 and 3.4.

Section 9.6 Opinion. SKB shall have received a written opinion, dated the Closing Date, from Pennie & Edmonds, counsel to MicroCarb, in the form attached hereto as Exhibit 9.6.

Section 9.7 Insurance. On the Closing Date, MicroCarb shall have in full force and effect a general liability insurance policy in an amount not less than [CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] per occurrence, with a deductible of not more than [CONFIDENTIAL TERMS HAVE BEEN

OMITTED AND FILED SEPARATELY WITH THE COMMISSION], and SKB shall have received a certificate of insurance to such effect executed by an authorized agent of the issuer of such policy dated not later than five (5) days prior to the Closing Date.

                         ARTICLE X--CONDITIONS PRECEDENT
                      TO OBLIGATIONS OF THE RELATED PARTIES

         All obligations of the Related Parties that are to be discharged under this Agreement at the Closing are subject to the fulfillment at the Closing or effective as of the Closing Date, of each of the following conditions (unless expressly waived in writing by the Related Parties at any time at or prior to the Closing) and SKB shall use its best efforts to cause each of such conditions to be satisfied:

Section 10.1 Representations and Warranties. On the Closing Date, the representations and warranties concerning SKB set forth in Article VII of this Agreement shall be true and correct in all material respects, as of the effective date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date and MicroCarb shall have received at the Closing a certificate, dated the Closing Date, signed by an officer of SKB to such effect.

Section 10.2 Covenants, Agreements and Conditions. SKB shall have performed and complied with all covenants, agreements and conditions contained in this Agreement required to be performed by it on or prior to the Closing Date, and MicroCarb shall have received at the Closing a certificate, dated the Closing Date, signed by an officer of SKB to such effect. In addition, in such certificate, SKB shall acknowledge the performance and compliance with all covenants, agreements and conditions contained in this Agreement required to be performed or complied with by MicroCarb or Vaccines between March 1, 1996 and the Closing Date and agree to be estopped from ever asserting any breach by MicroCarb or Vaccines of the performance thereof or compliance therewith prior to the Closing Date.

Section 10.3 Proceedings. No action or proceeding shall be pending or threatened to restrain or prevent the consummation of the transactions contemplated hereby.

Section 10.4 Corporate Proceedings; Consents and Approvals. All corporate and other proceedings to be taken and all consents to be obtained in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Related Parties and their counsel, Covington & Burling, each of whom shall have received all such originals or certified or other copies of such documents as either may reasonably request.

Section 10.5 Deliveries. SKB shall have delivered to the Related Parties the items referred to in Section 3.3.

                 ARTICLE XI--POST CLOSING MATTERS AND COVENANTS

Section 11.1 Indemnification.

         (a) MicroCarb shall protect, defend, hold harmless and indemnify SKB, its Affiliates and their respective officers, directors, employees and agents, and their respective successors and permitted assigns from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including, without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by reason of any of the following:

              (1) Any breach of any representation or warranty made by MicroCarb in this Agreement or contained in any certificate executed by MicroCarb and delivered to SKB in connection with this Agreement;

              (2) Any liabilities or obligations arising out of any conflict in the carrying out of the Business in accordance with the Research and Development, Research Support and License Agreement (including the use or practice of Intellectual Property by any party to this Agreement or any of their respective Affiliates) with the rights of (a) GalaGen pursuant to the GalaGen License, (b) Pasteur Merieux Serums et Vaccines S.A. pursuant to the Pasteur License, (c) HSC Research and Development Limited Partnership pursuant to the HSC Licenses, (d) the ownership rights of the United States of America in the [CONFIDENTIAL TERMS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION] Application, (e) the march-in rights of the United States of America, Department of the Navy with respect to Campylobacter and (f) the rights of any Person not identified in Section 11.1(a)(2)(a) through 11.1(a)(2)(e) (other than MicroCarb) under any contract or arrangement specifically set forth in
         Schedule 6.8(b);

              (3) Any liability for United States or Maryland income taxes imposed with respect to the 1996 calendar year that SKB or Vaccines may incur in connection with (i) the grant by MicroCarb to SKB of the SKB Transitory

         License, the assignment by SKB to Vaccines of the SKB Transitory License and the issuance by Vaccines to SKB of the SKB Purchased Stock in exchange therefor or (ii) the grant by MicroCarb to Vaccines of the MicroCarb-Vaccines License and the issuance by Vaccines to MicroCarb of the MicroCarb Purchased Stock in exchange therefor;

              (4) Any breach of any covenant or agreement made by MicroCarb in this Agreement;

              (5) Any breach of any representation or warranty made by MicroCarb in any Purchase Option Closing Certificate; and

              (6) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, interest, penalties reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.1.

         (b) SKB shall protect, defend, hold harmless and indemnify MicroCarb, its Affiliates and their respective officers, directors, employees and agents, and their respective successors and permitted assigns from, against and in respect of any and all Losses that may be suffered or incurred by reason of any of the following:

              (1) Any breach of any representation or warranty made by SKB in this Agreement or contained in any certificate executed by SKB and delivered to MicroCarb in connection with this Agreement;

              (2) Any breach of any covenant or agreement made by SKB in this Agreement; and

              (3) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including, without limitation, interest, penalties reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 11.1.

         (c) Whenever either MicroCarb or SKB shall learn of a claim (the "Indemnified Party") of $5,000 or more which, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of the other party (the "Indemnifying Party") to indemnify an Indemnified Party pursuant to this Section 11.1, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof. If, prior to the expiration of fifteen (15) days from the mailing of such notice, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party acknowledges in writing its indemnification obligation with respect to the matter and proceed promptly, at the expense of it (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its expense, the Indemnifying Party shall not be liable to the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation and shall have the right to direct and control the negotiations, settlement and litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the properties or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party an economic loss. The failure to provide notice as provided in this Section 11.1(c) shall not excuse the Indemnifying Party from its continuing obligations hereunder.

         (b) For purposes of this Section 11.1, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by MicroCarb or SKB, as the case may be, or make operational an indemnification obligation hereunder, shall, on the date that notice of such assertion is made, immediately invoke that party's obligation to protect, defend, hold harmless and indemnify MicroCarb or SKB, as the case may be, pursuant to Section 11.1.

Section 11.2 Purchase of Additional Shares.

         (a) Subject to the terms and conditions hereof, in connection with the transactions contemplated by this Agreement and the Related Agreements, MicroCarb hereby grants SKB an option to purchase from MicroCarb: (i) 87.5 shares of Vaccines Common Stock (the "First Purchase Option Shares"), such option (the "First Purchase Option") shall be exercisable at any time following the Closing Date and expiring on the twentieth (20th) month anniversary of the Effective Date, in consideration for payment by SKB to MicroCarb of One Million Dollars ($1,000,000) (the "First Purchase Option Consideration"); and (ii) 87.5 shares of Vaccines Common Stock (the "Second Purchase Option Shares," together with the First Purchase Option Shares shall be referred to as the "Purchase Option Shares"), such option (the "Second Purchase Option," together with the First Purchase Option shall be referred to as the "Purchase Options") shall be exercisable at any time following the Closing Date and expiring on the thirty-second (32nd) month anniversary of the Effective Date (the "Second Purchase Option Expiration Date"), in consideration for payment by SKB to MicroCarb of One Million Dollars ($1,000,000) (the "Second Purchase Option Consideration"). SKB may exercise either of the Purchase Options by providing written notice to MicroCarb of its intent to exercise such Purchase Option (the "Purchase Option Notice").

         (b) The closings of the purchase and sale of First Purchase Option Shares and the Second Purchase Option Shares shall take place on such date and at such place as shall be mutually agreed upon by the parties, but in no case later than thirty (30) business days from the date of the Purchase Option Notice. Each such time and date shall be referred to as the "Purchase Option Closing Date." On each Purchase Option Closing Date, SKB and MicroCarb shall take the following actions, with the obligations of each party subject to the performance by the other of its obligations under this Section 11.2:

              (1) MicroCarb shall deliver to SKB certificates representing the First Purchase Option Shares or, if applicable, the Second Purchase Option Shares, duly endorsed or accompanied by stock powers duly executed in blank or otherwise in forms acceptable for transfer on the books of Vaccines, with all requisite stock transfer tax stamps attached;

              (2) MicroCarb shall deliver to SKB a certificate certifying (i) that, with the exception of any changed circumstances specifically reflected in such certificates, the representations and warranties relating to Vaccines and MicroCarb contained in Articles V and VI of this Agreement are true and correct in all material respects, as of such Purchase Option Closing Date as though such representations and warrants had been made on or as of such Purchase Option Closing Date,
         (ii) MicroCarb's continued performance of and compliance with each of its obligations under this Agreement, and (iii) that MicroCarb has in full force and effect the insurance coverage required under Section
         11.8 (the "Purchase Option Closing Certificate"); and

              (3) SKB shall, by wire transfer or bank check of immediately available funds, pay to MicroCarb such First Purchase Option Consideration or, if applicable, the Second Purchase Option Consideration.

Section 11.3 Restrictions on the Transfer of Vaccines Common Stock. Except as provided for in Section 11.2, neither MicroCarb nor any of its transferees (direct or indirect) shall sell, exchange, deliver, assign, pledge, mortgage, hypothecate or otherwise encumber, transfer or otherwise dispose of, any of its shares of Vaccines Common Stock, whether voluntary, involuntary or by operation of law, at any time prior to the Second Purchase Option Expiration Date. On or after the Second Purchase Option Expiration Date, MicroCarb and its transferees shall comply with the provisions of the Stockholders Agreement which restrict the transfer of shares of Vaccines Common Stock prior to selling, assigning, transferring or conveying any shares of Vaccines Common Stock.

Section 11.4 Preemptive Rights. If MicroCarb, on any date after the Closing Date on which SKB owns either not less than One Hundred (100) shares of Vaccines Common Stock or not less than Ten Thousand (10,000) shares of Common Stock, proposes to offer and sell any Equity Securities including without limitation the sale of any Equity Securities upon the conversion of a convertible debt financing of MicroCarb referred to in clause (ii) below, but not including any Equity Securities related to an employee benefit plan, director compensation plan or dividend reinvestment plan, or in connection with a merger, consolidation, strategic partnering, stock exchange or swap, or pooling of interests, MicroCarb agrees to by written notice (the "Issuance Notice") provide SKB with a right to participate in (i) the purchase of up to twenty-eight percent (28%) of such securities at the same price and on the same terms as such securities are to be offered to other Persons or (ii) the loan of up to twenty-eight percent (28%) of the total amount advanced pursuant to a convertible debt financing of MicroCarb on the same terms and conditions as are offered to other Persons. SKB shall have thirty (30) business days after its receipt of the Issuance Notice to exercise its pre-emptive rights hereunder. Such Issuance Notice shall describe in detail the Equity Securities being offered, the purchase price thereof and the payment terms.

Section 11.5 Further Assurances. Each party hereto shall at its own expense cooperate with the others, and execute and deliver, or cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and take all such other actions as may be reasonably requested by the other parties hereto from time to time, consistent with the terms of this Agreement, to effectuate the purposes and provisions of this Agreement.

Section 11.6 Sale and Leaseback Agreement. Commencing immediately after the Closing Date, MicroCarb agrees to make full and timely payments owed by it in accordance with the terms and conditions of that certain Master Lease Agreement, dated August 13, 1993, by and between Aberlyn Capital Management Limited Partnership, and any schedules or riders thereto.

Section 11.7 Insurance. MicroCarb agrees to keep in full force and effect the general liability insurance policy described in Section 9.7 or an insurance policy having no less favorable coverage. MicroCarb agrees to obtain and keep in full force and effect from time to time such additional insurance policies with such additional coverages (i) as are necessary or appropriate to insure its assets, activities and business at such time considering the nature of the business it is now currently conducting and the risks associated with such business activities, and (ii) which are comparable to the insurance policies maintained by biotechnology companies of a similar size, and conducting similar activities, to MicroCarb at such time.

Section 11.8 Standstill Obligations. For a period of ten (10) years from the Closing Date, except with the prior consent of MicroCarb, which consent may not be unreasonably withheld, SKB and its Affiliates shall not, directly or indirectly, acquire any Equity Securities (except by way of (i) stock splits, stock dividends or other distributions or offerings made available to other holders of Common Stock generally, or (ii) stock options, warrants or other rights to purchase Common Stock approved by the Board of Directors of MicroCarb) if the effect of such acquisition would be to increase the total percentage interest of SKB and its Affiliates in any class of the Equity Securities to more than twenty-eight percent (28%) (the "Threshold Percentage") of the then outstanding shares of any class of the Equity Securities; provided that:

         (a) SKB may acquire Equity Securities without regard to the limitations set forth above if any of the following events shall occur:

              (i) If a bona fide tender or exchange offer is made by any Person or 13D Group (other than an Affiliate of SKB) to acquire shares of Common Stock which, if added to the shares of Common Stock, if any, already owned by such Person or 13D Group, would represent ownership of the then outstanding shares of Common Stock greater than the Threshold Percentage; or

              (ii) If it is publicly disclosed or SKB otherwise learns that shares of Common Stock representing more than twenty percent (20%) of the then outstanding shares of Common Stock, have been acquired in a nonpublic transaction or that a bona fide offer has been made to acquire more than twenty percent (20%) of the then outstanding shares of Common Stock in a nonpublic transaction by any Person or 13D Group (other than an Affiliate of SKB).

         (b) SKB shall not be obligated to dispose of any shares of Common Stock if the aggregate percentage ownership of SKB is increased as a result of
(i) a recapitalization of MicroCarb, (ii) a repurchase of shares of Common Stock by MicroCarb or (iii) any other reason not in violation of this Agreement.

         (c) If any event identified in Section 11.8(a)(i) or (ii) occurs, SKB shall be permitted to take such action and make such offers as may be considered to be of the same nature and type of action or offer and directed to the same Person or Persons and for the same resulting number of shares as that which is being taken by such Person or 13D Group. In proceeding with any action or offer permitted under this Section 11.8, SKB shall be permitted to offer more favorable terms such as price, cash versus securities or other such terms as may be consistent with an offer of the same nature and type of consideration as that which is being proposed by such Person or 13D Group.

         (d) In the event that SKB or an Affiliate sells, assigns or otherwise transfers five percent (5%) or more of the then outstanding shares of Common Stock, or sells, assigns or otherwise transfers any shares of Common Stock to a Person to whom SKB or an Affiliate has previously sold, assigned or transferred any shares of Common Stock, or to any Person, so that upon such sale, assignment or transfer, such Person owns in the aggregate five percent (5%) or more of the then outstanding shares of Common Stock at a price per share of Common Stock which is greater than the sum of (a) $.37 and (b) the product of (i) the number of months from the Closing Date to the date of such sale, assignment or other transfer pursuant to Section 11.9(c) and (ii) $.37 and (iii) .0167, than the standstill obligations of this Section 11.8 shall be binding upon the Person who purchases such shares. Except as set forth in the immediately preceding sentence, the standstill obligations of this Section 11.09(d) shall not be binding upon any Person who purchases shares of Common Stock from SKB or an Affiliate.

Section 11.9 Transfer by SKB of Shares of Common Stock.

         (a) SKB may sell, assign or otherwise transfer shares of Common Stock from time to time owned by it to Affiliates without restriction. Notwithstanding the preceding sentence, neither SKB nor its Affiliates may sell, assign or otherwise transfer shares of Common Stock except in accordance with the terms of this Agreement.

         (b) Except as otherwise provided in Section 11.9(c), SKB may sell, assign or otherwise transfer shares of Common Stock from time to time owned by it which have been registered with the Commission without restriction. Except as otherwise provided in Section 11.9(c), SKB may sell, assign or otherwise transfer shares of Common Stock from time to time owned by it which have not been registered with the Commission without restriction other than the requirements of Rule 144 promulgated under the Securities Act, as from time to time in effect, including the volume limitations under Rule 144 irrespective of whether Rule 144(k) applies.

         (c) If at any time prior to the tenth anniversary of the Closing Date, SKB proposes to sell five percent (5%) or more of the then outstanding shares of Common Stock, SKB shall give written notice (the "Transfer Notice") to MicroCarb specifying the number of shares of Common Stock that SKB desires to transfer (the "Transfer Stock") and the price at which SKB is offering to sell the Transfer Stock (the "Offering Price"). The Transfer Notice shall constitute an offer to sell all, but not less than all, of the Transfer Stock to MicroCarb (but not to any other Person) at the Offering Price with payment in immediately available funds. MicroCarb shall have a period of thirty (30) calendar days to accept SKB's offer to sell all, but not less than all, of the Transfer Stock and an additional period of sixty (60) calendar days after the date that it accepts SKB's offer contained in the Transfer Notice to complete the purchase of all, but not less than all, of the Transfer Stock at the Offering Price. If MicroCarb does not accept the offer contained in the Transfer Notice without modification within the time period prescribed in the preceding sentence, declines the offer contained in the Transfer Notice or accepts the offer contained in the Transfer Notice without modification, but fails to complete the purchase of all of the Transfer Stock within the time period specified in the preceding sentence, SKB may sell any or all of the Transfer Stock at an offering price which is not less than the Offering Price for a period of one (1) year from the date of the Transfer Notice. If SKB has not sold the Transfer Stock within such one (1) year period from the date of the Transfer Notice, SKB must comply with the provisions of this Section 11.9(c) prior to consummating any sale of such Transfer Stock. If SKB proposes to sell any of the Transfer Stock which constitutes five percent (5%) or more of the then outstanding shares of Common Stock within such one (1) year period for a price which is less than the Offering Price specified in the Transfer Notice, SKB must comply with the provisions of this Section 11.9(c) prior to consummating any sale of such Transfer Stock.

Section 11.10 Non-Solicitation of Employees. For a period commencing on the Closing Date and ending two (2) years after the expiration of the Research and Development, Research Support and License Agreement (the "Non-Solicitation Period"), SKB and MicroCarb each agree that neither they nor their Affiliates shall solicit, without the prior consent of the other party, for employment any individual who is employed by such other party during the Non-Solicitation Period so long as such individual is employed by the other party and for a period of two (2) years thereafter.

Section 11.11 Use of the Purchase Price, First Purchase Option Consideration and Second Purchase Option Consideration. MicroCarb covenants that it shall use its best efforts to maintain and support its infrastructure and to meet its contractual obligations to Vaccines and SmithKline. MicroCarb also covenants, to the extent necessary and consistent with MicroCarb's fiduciary responsibilities, to use the Purchase Price and, if paid by SKB, the First Purchase Option Consideration and the Second Purchase Option Consideration, to maintain and support its infrastructure and to meet its contractual obligations to Vaccines and SmithKline. MicroCarb shall expend the Purchase Price in a manner consistent with the information statement attached as Schedule 11.11.

                           ARTICLE XII--MISCELLANEOUS

Section 12.1 Survival of Representations, Warranties and Agreements. All representations and warranties relating to Vaccines and MicroCarb contained in Articles V and VI, respectively, of this Agreement and in any certificate executed and delivered by the Related Parties in connection with this Agreement, shall survive the Closing Date and shall terminate and expire on June 30, 1996; provided, however, that the representations and warranties contained in Section
6.8 shall survive the Closing Date and terminate and expire six (6) months after the end of the relevant limitations period. All representations and warranties of SKB contained in Article VII of this Agreement shall expire at the Closing. All agreements of the parties contemplating performance after the Closing Date shall survive the Closing Date for a period ending six (6) months after expiration of the applicable statute of limitations for any claim relating thereto.

Section 12.2 Concerning the Purchase Price. The parties acknowledge and agree that the Purchase Price is not predicated or dependent upon the tax treatment of the transactions described in Section 2.6. SKB has not made any representation or warranty regarding the tax treatment of such transactions nor shall SKB have any liability to MicroCarb, Vaccines or any other Person with respect to the tax treatment of such transactions.

Section 12.3 Notices. All notices, requests, consents and other communications hereunder shall be in writing and may be delivered personally (including by courier or nationally recognized courier), by first class registered or certified mail (return receipt requested), postage prepaid, or by facsimile (with written confirmation of receipt) addressed to the following addresses or facsimile numbers or to other such addresses or facsimile numbers as may be furnished in writing by one party to the others:

         (a) if to the Related Parties:

             MicroCarb Inc.
             300 Professional Drive
             Gaithersburg, MD  20879, USA
             Attention:  Chief Executive Officer
             Facsimile:  (301) 590-1252

             with a copy to:

             Covington & Burling
             1201 Pennsylvania Avenue, N.W.
             Washington, DC  20004-6000, USA
             Attention:  Barry E. Kabalkin, Esq.
             Facsimile:  (202) 778-5176

             if to SKB:
             SmithKline Beecham Biologicals Manufacturing s.a.
             Rue de L'Institut 89
             B-1330 Rixensart
             Belgium
             Attention:  Senior Vice President, General Manager
             Facsimile:  011-32-2-656-8026

             and:

             SmithKline Beecham Corporation
             One Franklin Plaza
             P.O. Box 7929
             Philadelphia, PA  19101-7929, USA
             Attention:  Edward J. Buthusiem, Esq.
             Facsimile:  (215) 751-3935

             with a copy to:

             Dickstein, Shapiro & Morin, L.L.P.
             2101 L Street, N.W.
             Washington, D.C.  20037, USA
             Attention:  Neil Lefkowitz, Esq.
             Facsimile:  (202) 887-0689

Any such notice or communication shall be presumed to have been received (i) in the case of personal delivery or facsimile transmission, on the date of such delivery and (ii) in the case of nationally-recognized courier, on the business day after the date sent.

Section 12.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, without regard to such jurisdiction's conflicts of laws principles.

Section 12.5 Modification; Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by SKB, Vaccines and MicroCarb. Any party may waive any misrepresentation by any other party, or any breach of warranty by, or failure to perform any covenant, obligation or agreement of, any other party, provided that mere inaction or failure to exercise any right, remedy or option under this Agreement, or delaying in exercising the same, will not operate as nor shall be construed as a waiver, and no waiver will be effective unless set forth in writing and only to the extent specifically stated therein.

Section 12.6 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and any other agreements or certificates delivered pursuant hereto constitute the entire agreement of the parties hereto with respect to the matters contemplated hereby and supersede all previous written or oral negotiations, commitments, representations and agreements.

Section 12.7 Assignment; Successors and Assigns. This Agreement may not be assigned by any party, without the prior written consent of the other parties; provided, however, that SKB may assign this Agreement and any of its rights hereunder to any of its Affiliates or to any corporation with which it may merge or consolidate or sell all or substantially all of its assets without any prior consent; and MicroCarb may assign this Agreement to any corporation with which it may merge, consolidate or sell all or substantially all of its assets without any prior consent. Vaccines shall not be permitted to assign or transfer any of its respective rights and/or obligations retained pursuant to this Agreement without SKB's prior consent. All covenants, representations, warranties and agreements of the parties contained herein shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

Section 12.8 Public Announcements. No public announcement of the transactions contemplated hereby prior to the Closing or of the terms hereof at any time shall be made by any party without the prior written consent of the other parties, not to be unreasonably withheld or delayed, except to the extent as may be required by law in the opinion of counsel to SKB or counsel to MicroCarb.

Section 12.9 Expenses. SKB and the Related Parties shall each pay all costs and expenses incurred by them or on their behalf in connection with the preparation of this Agreement and the transactions contemplated hereby, including without limitation, fees and expenses of its own attorneys, accountants and advisors.



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
Section 12.10 Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect.

Section 12.11 No Third Party Beneficiary. This Agreement is intended and agreed to be solely for the benefit of the parties hereto, and no third party shall accrue any benefit, claim or right of any kind whatsoever pursuant to, under, by or through this Agreement.

Section 12.12 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association in effect at the time such arbitration is instituted. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by MicroCarb, one of whom shall be chosen by SKB, and one of whom shall be chosen by the two arbitrators previously designated. If both or either of MicroCarb and/or SKB fails to choose an arbitrator within fourteen (14) calendar days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) calendar days of their appointment, such arbitrators shall be chosen by the American Arbitration Association. Unless the parties to the arbitration shall otherwise agree to a different place of arbitration, the place of arbitration shall be Washington, D.C. The arbitration award shall be final and binding upon the parties thereto and may be entered in any court having jurisdiction. Each party shall bear (i) its own expenses in connection with such arbitration and (ii) one-half of the fees and expenses of the American Arbitration Association and all arbitrators. No arbitration award shall contain any provision which is inconsistent with the preceding sentence.

Section 12.13 Specific Performance. The parties hereto agree that it is impossible to measure in money the damages that will accrue to any party hereto by reason of another party's failure to perform its obligations hereunder, and that such party's failure to perform will result in irreparable damages to the other party in the event that this Agreement is not specifically enforceable. Accordingly, in the event of any controversy concerning this Agreement, or any right or obligation of any party hereunder, such right or obligation determined as part of an arbitration award described in Section 12.12 shall be



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
enforceable in a court of equity by specific performance. The rights granted in this Section 12.13 shall be cumulative and not exclusive, and shall be in addition to any and all other rights which the parties hereto may have hereunder, at law or in equity. Each party hereto consents to the jurisdiction of the federal courts of the State of Delaware in any suit, action or proceeding brought pursuant to this Section 12.13, waives any objection it may have to the laying of venue in any such suit, action or proceeding in any of such court, and agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

Section 12.14 Execution in Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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
         IN WITNESS WHEREOF, the parties have executed this Agreement on May 6, 1996 effective as of March 1, 1996.


                                       MicroCarb Human Vaccines Inc.



                                       By:   /s/ V.M. Esposito
                                          -------------------------------------
                                          Name:  V.M. Esposito
                                          Title:  President



                                       MicroCarb Inc.



                                       By:   /s/ V.M. Esposito
                                          -------------------------------------
                                          Name:  V.M. Esposito
                                          Title:  President



                                       SmithKline Beecham Biologicals
                                       Manufacturing s.a.



                                       By:  /s/ Edward J. Buthusiem
                                          -------------------------------------
                                          Name:  Edward J. Buthusiem
                                             Title:  Attorney-In-Fact



                                       42